Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Radiant Logistics, Inc.

Renton, Washington

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Radiant Logistics, Inc. of our reports dated September 20, 2021, relating to the consolidated financial statements, and the effectiveness of Radiant Logistics, Inc.’s internal control over financial reporting, which appear in the Company’s Annual Report on Form 10-K for the year ended June 30, 2021 filed with the SEC on September 20, 2021. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of June 30, 2021.

/S/ BDO USA, LLP

Seattle, Washington

November 24, 2021